Exhibit 4.6

                          SECOND MODIFICATION AGREEMENT

     AGREEMENT ("Agreement") made as of this 7th day of June, 2004 by and among EDWARD GOODSTEIN ("Goodstein"), TW CABLE, LLC ("TW"), DANIEL MCPHEE ("McPhee") and DATAWORLD SOLUTIONS, INC. (sometimes hereinafter "DataWorld" or the "Company").

     WHEREAS, by agreement dated December 4, 2002 ("2002 Agreement"), among the above parties, various rights, obligations, liabilities and securities pertaining to the Company were restructured and compromised; and

     WHEREAS, pursuant to a Modification Agreement dated September 24, 2003 ("2003 Agreement") certain of the obligations set forth in the 2002 Agreement were further modified and compromised; and

     WHEREAS, the parties now wish to enter into a further modification of these rights, obligations, liabilities and securities and to further compromise the same.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the adequacy and sufficiency of which is hereby acknowledged by all parties, it is agreed as follows.


1 All of the recitals set forth above are hereby incorporated into this Agreement as if fully set forth herein and are specifically made a part of this Agreement.

2 The parties hereby acknowledge that pursuant to and in accordance with the 2002 Agreement and 2003 Agreement, the following has occurred: (a) 500,000 shares of restricted stock of DataWorld were issued to Goodstein in exchange for return of all preferred stock of the Company previously owned by Goodstein and/or TW; and (b) the personal liability and guaranty of McPhee as set forth in the 2002 Agreement of approximately One Hundred Thirty-three Thousand ($133,000) Dollars has been fully satisfied. In early 2002, TW and/or Goodstein obtained three separate judgments against DataWorld and/or McPhee for a total in excess of $1,350,000. In an effort to

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satisfy these judgments, the parties entered into the 2002 Agreement. The
Company acknowledges that it has defaulted under the 2002. Accordingly, the provisions of the 2002 Agreement reducing the debt of the Company to $250,000 owed to TW and $168,000 owed to Goodstein (cumulatively the "2002 Settlement Amount") is no longer binding on either TW or Goodstein. Notwithstanding the Company' default, in return for the issuance of 110,000 shares by the Company to TW and/or Goodstein as provided in Paragraph 4 of this Agreement and the establishment by McPhee of the escrow for 312,500 shares of the Company's stock as provided in Paragraph 5.1(c) of this Agreement, TW and Goodstein hereby agree to eliminate the debt owed by the Company to TW and Goodstein and further agree to issue a satisfaction of the judgments obtained by TW and Goodstein against the Company and/or McPhee. The Company hereby agrees to pay the reasonable cost of legal fees and expenses to TW and/or Goodstein of preparing the Satisfaction of Judgments and forwarding the same to counsel for DataWorld who will arrange to file the same in the appropriate court and/or County Clerk's office. In the event the Company does not issue the 110,000 shares as provided in paragraph 4 of this Agreement and the escrow is not established and funded with 312,500 shares as provided in Paragraph 5.1(c) of this Agreement, all within thirty (30) business days of the date this Agreement is signed by the last signatory thereto, then this Agreement shall be null and void.

3 Goodstein hereby represents that he has not sold any of the 500,000 shares referred to in Paragraph 2 above and further acknowledges that the limitations on sales of the Company stock by Goodstein as set forth in Paragraph 5 of the 2002 Agreement remain in full force and effect, to wit; that Goodstein will limit his sale of stock in any one day to no more than ten (10%) percent of the greater of the (a) current or (b) previous day's total trading volume in the Company's stock, provided that regardless of the daily volume limitation, Goodstein may sell a minimum of 25,000 shares per calendar month and that if Goodstein sells less than 25,000 shares in any month, such shortfall may not be carried over to the following month.


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4 The Company hereby agrees to issue 110,000 shares of its common stock to TW and Goodstein, to be divided between them as they shall determine in exchange for the further compromise and full extinguishment of the 2002 Settlement Amount. The stock to be issued will be restricted and the stock certificates shall bear a legend indicating that the securities have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of an effective Registration Statement for such securities under the Act or an opinion of counsel that such registration is not required. Hereinafter, the Company shall bear all costs and expenses in the issuance and delivery of said shares to Goodstein and TW and, when permitted by law, in obtaining any opinion from the Company's legal counsel needed to remove the legend from any stock certificate for the 110,000 shares to be issued pursuant to this Paragraph 4.

5 McPhee and DataWorld hereby represents that

..1   The Class 7 Creditors:

..2 (a) Pursuant to a plan of reorganization under Chapter 11 of the US Bankruptcy Code in the Vertex Computer Cable & Products, Inc. bankruptcy proceeding, the Class 7 Unsecured Creditors ("Class 7 Creditors") were to receive certain amounts which were guaranteed by Goodstein; (b) in May 2000, the Company and the Official Committee of the Class 7 Creditors modified the Company's obligations (which agreement was subsequently approved by the US Bankruptcy Court in June, 2000) pursuant to which there is now owed approximately Two Hundred Seventy-five Thousand ($275,000) Dollars for which Goodstein is still personal liable under a guaranty to the Class 7 Creditors.

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..3 (b) The Company hereby acknowledge that the obligations owed to the Class 7
Creditors is first and foremost an obligation of the Company and not Goodstein. Accordingly, the Company shall use its best efforts to make the required payments. In the event the Company has any contact with the Class 7 Creditors or the Official Committee concerning a compromise of the debt owed to the Class 7 Creditors, a part of such negotiations will be to release Goodstein from his guaranty.

..4 (c) As partial collateral for the Company's obligation to make the above payment, McPhee hereby agrees to place in escrow with the law firm of Wexler & Burkhart, P.C. located at 50 Charles Lindbergh Blvd., Mitchel Field, NY 11553, a sufficient number of the shares of common stock of the Company that McPhee owns so that the value of such stock (based upon a 30 trading day average of the quoted value of the Company's stock on the "pink sheets", bulletin board or any other established securities market on which DataWorld's stock is traded) is at least equal to One Hundred Twenty-five Thousand ($125,000) Dollars. The parties agree that as of June 2, 2004, the average value of each share of the Company's common stock for the past 30 trading days was quoted at 40 cents. Accordingly, 312,500 shares of the Company's stock owned by McPhee will be placed into escrow pursuant to the terms of a separate escrow agreement, annexed hereto as Exhibit
A. Thereafter, on the first business day of August, November, February and April of each year while the escrow is still in effect, a similar valuation will be ascertained and the stock being held in escrow will be revised accordingly. In addition to the quarter annual valuation, in the event that the price of a share of the Company's common stock falls below 10 cents per share(based upon a 30 trading day average of the quoted value of the Company's stock as indicated above), McPhee shall within ten (10) business days thereafter place an additional number of shares of common stock into the escrow account so that the value of such stock (also based upon a 30 day average of the quoted value of the Company's stock as set forth above) remains at least at One Hundred Twenty-five Thousand ($125,000) Dollars.

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..5 (d) McPhee further represents that he currently holds and shall continue to maintain a minimum of 1,000,000 shares of common stock of the Company. However, if there shall come a time when McPhee has insufficient shares of the Company stock to fund the escrow account as provided herein, then DataWorld shall provide the necessary shares to fund the escrow.

..6 (e) In the event there is a default under this Agreement and the shares of stock in the escrow account are delivered to Goodstein in accordance with the Escrow Agreement attached hereto as Exhibit "A", the Company shall bear all costs and expenses in the issuance and delivery of the shares to Goodstein and in obtaining any opinion from the Company's legal counsel needed to remove the legend from any stock certificate for the escrowed shares of stock.

..7 (f) Goodstein and McPhee hereby agree that once the obligations owed by the Company to the Class 7 Creditors is reduced to the amount of $200,000, thereafter, any further percentage reduction in such debt shall also serve to reduce the stock value that must continue to be held in escrow on a proportionate basis and when and if the amount due the Class 7 Creditors has been satisfied, the escrow will terminate.

..8 that upon execution of this Agreement the Company shall instruct its current attorneys to issue a letter (which letter shall be delivered to Goodstein, TW and their designated brokerage firm within twenty (20) business days after the date this Agreement has been executed by all parties), with respect to the following:

..9 (a) confirming that the 500,000 shares issued to Goodstein as referenced in paragraph "2" herein may be sold in accordance with Rule 144 of the Securities Act of 1933 as soon as DataWorld becomes current in its reporting requirements,

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..10 (b) advising of the required holding period pursuant to Rule 144 for the shares of common stock to be issued to Goodstein in accordance with paragraph "4_ herein, and

..11 (c) identifying the date any required holding period would commence pursuant to Rule 144 if the shares proposed to be held in escrow in accordance with paragraph "5" herein are obtained.

..12 that within twenty (20) business days after the execution of this Agreement, the Company's Board of Directors shall issue a letter confirming:

..13 (a) that McPhee has the requisite authority to enter into this Agreement on behalf of the Company; and

..14 (b) that the Company has settled all outstanding disputes with Rosenthal & Rosenthal and acknowledging that an agreement with Rosenthal & Rosenthal has been fully executed pursuant to which Rosenthal has agreed to reduce the outstanding obligation of the Company to Rosenthal by an amount in excess of $1,000,000.

6 DataWorld represents as follows:

..1 It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement;

..2 The shares of stock when issued to Goodstein/TW as provided above will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any and all liens and encumbrances;

..3   All action on the part of DataWorld necessary for the authorization, execution, delivery and performance of this Agreement has been taken;

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..4 This Agreement is duly executed and delivered by DataWorld and is the valid and binding agreement of DataWorld, enforceable in accordance with its terms.

7 TW and Goodstein represent as follows:

..1 TW is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement;

..2 All action on the part of TW necessary for the authorization, execution, delivery and performance of this Agreement has been taken;

..3 This Agreement is duly executed and delivered by TW and is the valid and binding agreement of TW, enforceable in accordance with its terms; and

..4 Goodstein is acquiring the stock of DataWorld for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention to sell such shares of stock, except in compliance with the Securities Act of 1933, as amended, and further represents that the stock will not be sold or otherwise transferred or disposed of in any transaction which, in the reasonable opinion of counsel for DataWorld, would be in violation of the Securities Act of 1933, as amended.

8 Except for the obligations contained in this Agreement, the parties acknowledge and agree as follows: (a) DataWorld and McPhee hereby release and discharge TW Cable, LLC and Edward Goodstein from all claims, demands, actions, judgments and executions that either DataWorld and/or McPhee ever had or now has against either TW and/or Goodstein; and (b) TW and Goodstein hereby acknowledge that except for the obligations contained in this Agreement, that all obligations of DataWorld and McPhee to either or both of TW and Goodstein are fully extinguished including any accrued and unpaid interest, dividends, or other amounts that may have previously been due to TW and/or Goodstein; that all security interests or claims against the Company or its assets are no longer effective and that the Company is hereby authorized to file any termination statement or similar documents without the signatures of either TW or Goodstein in order to extinguish any such liens or claims as the same may be as of record (if such documents are filed, copies of the same shall promptly be forwarded to TW and Goodstein by the Company); and (c) TW and Goodstein hereby release and discharge DataWorld and McPhee from all claims, demands, actions, judgments and executions that either TW and/or Goodstein ever had or now has against either DataWorld and/or McPhee.

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9 As an inducement for Goodstein and TW to enter into this Agreement, McPhee and the Company have agreed to (a) issue shares of the Company's common stock as specified in Paragraph 4 of this Agreement; (b) establish an escrow of the Company's common stock as partial collateral against the Company's obligations to the Class 7 Creditors as specified in Paragraph 5.1(c) of this Agreement; and
(c) to maintain that collateral at a value of $125,000 as specified in Paragraph 5.1(c) of this Agreement. In the event (a) the Company does not issue 110,000 shares of its common stock as required under Paragraph 4 of this Agreement within thirty (30) business days after the date this Agreement has been executed by all parties; (b) McPhee does not initially place into escrow, common stock of the Company which he owns as specified in Paragraph 5.1(c) of this Agreement within thirty (30) business days after the date of this Agreement; (c) does not place into escrow such additional shares of the common stock of the Company which he owns, again as specified in Paragraph 5.1(c) of this Agreement within thirty (30) business days after the event triggering the requirement for such additional shares of stock to be placed into escrow; or (d) the Class 7
Creditors make a demand on Goodstein's guaranty which Goodstein honors by payment to the Class 7 Creditors which amount is not reimbursed to Goodstein by the Company within thirty (30) days after demand for reimbursement, then and in any of those events, the Company shall be in breach of its obligations and Goodstein shall have all rights and remedies as provided by law and shall also have the right to demand that the Escrow Agent deliver the shares of stock being held in escrow to Goodstein up to the amount, but not exceeding the amount, of damages sustained by Goodstein.

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10 The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and determined by arbitration pursuant to the rules of the American Arbitration Association in effect at the time of the commencement of the arbitration ("AAA Rules"). Unless otherwise provided in this Agreement, any Arbitration must be commenced within two (2) years from the arising of the breach, dispute, controversy or claim. If not timely commenced, no arbitration or lawsuit may be commenced thereafter with regard to such matter nor may the same be asserted in any subsequent arbitration or lawsuit by way of a counterclaim or affirmative defense. The issues shall be submitted to a single arbitrator selected from panels of arbitrators of the said association. If the parties are unable to agree upon an arbitrator within thirty (30) days of the commencement of the arbitration, the arbitrator shall be selected in accordance with the AAA Rules. Any award rendered shall be binding upon the parties and judgment upon such award may be entered in any court of competent jurisdiction. The arbitrator shall have the power to award a decree of specific performance, punitive damages, temporary or permanent injunctive relief or any other legal or equitable remedy and said award shall be binding upon the parties as though decreed by a court of competent jurisdiction. In addition, the arbitrator shall retain the right to award equitable relief in order to carry out the provisions of this Agreement and/or to effectuate the mechanisms set forth in this Agreement. However, the decisions and rulings of the arbitrator must be in writing setting forth findings of fact and law and shall be consistent with and limited to the terms of this Agreement. Any decree or finding inconsistent with this Agreement may be challenged by any party in a court of competent jurisdiction. All costs, expenses and fees of the arbitration and attorneys', accountants' and expert witness fees shall be paid as directed by the arbitrators, who shall have the power to award the prevailing party all such fees, costs and expenses. Each party shall bear its own costs, fees and expenses not awarded by the arbitrators. Notwithstanding anything to the contrary contained in this Section, any party shall have the right to apply to a court of competent jurisdiction for and to obtain a temporary restraining order and/or injunctive relief in order the prevent or ameliorate irreparable damage pending the commencement and outcome of the arbitration.

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11 The parties hereby agree to execute and deliver such other and further documents as may be necessary or appropriate to carry out the intended purpose of this Agreement.

12 All notices and other communications required to be given under this Agreement shall be valid only if in writing and sent by registered mail, certified mail, express mail, return receipt requested, or by overnight courier or by personal delivery with proof of delivery request to the person entitled thereto at the respective addresses then set forth below:

                           If to Company:
                           DataWorld Solutions, Inc.
                           275K Marcus Boulevard
                           Hauppauge, NY 11788.
                           Attn: Philip J. Rauch


                           With a copy to:
                           Wexler & Burkhart, P.C.
                           50 Charles Lindbergh Blvd., Ste. 206
                           Mitchel Field, NY 11553
                           Attn: Errol A. Burkhart, Esq.

                           If to TW:
                           TW Cable, LLC
                           81 Executive Blvd.
                           P.O. Box 3259
                           Farmingdale, NY 11735


                           If to Goodstein:
                           Edward Goodstein
                           c/o TW Cable, LLC
                           81 Executive Blvd.
                           P.O. Box 3259
                           Farmingdale, NY 11735

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                           If to McPhee:
                           Daniel McPhee
                           c/o DataWorld Solutions, Inc.
                           275K Marcus Boulevard
                           Hauppauge, NY 11788

or to such other address as a party or their attorney may hereafter designate in accordance with the notice provisions of this Agreement. All such notices or other communications shall be properly addressed with appropriate postage/costs prepaid. All such notices or communications shall be deemed given when delivered to the proper party unless the intended recipient refuses to accept the same or the notice is returned as undeliverable because the intended recipient did not sign the requested receipt or failed to pick up the notice from the office of the carrier. In such event, such notice or communication shall be deemed given when such delivery was first attempted to be made on the intended recipient.

1 This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

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2 This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by a writing signed by all other parties hereto.

3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York as they are applied to agreements executed and delivered and to be performed entirely within that State.

4 This Agreement shall be binding upon and shall insure to the benefit of the parties and their respective heirs, executors, personal representatives, successors, and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

                                                     EDWARD GOODSTEIN

                                                     TW CABLE, LLC

                                               By:   /s/ EDWARD GOODSTEIN
                                                     --------------------

                                                     DANIEL MCPHEE

                                                     DATAWORLD SOLUTIONS, INC.

                                                By:  /s/ DANIEL MCPHEE
                                                     -----------------

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                         A C K N O W L E D G E M E N T S

STATE OF NEW YORK          )
                           : ss.:
COUNTY OF                  )
     On the ___ day of June in the year 2004, before me, a Notary Public in and for the State of New York, personally appeared EDWARD GOODSTEIN, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


                                                              Notary Public

STATE OF NEW YORK          )
                           : ss.:
COUNTY OF                  )

     On the ___ day of June in the year 2004, before me, a notary public in the State of New York, personally appeared ________________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they reside(s) in __________________, that he/she/they is(are) a member of TW CABLE, LLC, a limited liability company, described in and which executed the above instrument; that he/she/they is(are) authorized to sign the above instrument on behalf of the limited liability company and that he/she/they signed his/her/their name(s) thereto thereby binding the said company.


                                                              Notary Public

STATE OF NEW YORK          )
                           : ss.:
COUNTY OF                  )
     On the ___ day of June in the year 2004, before me, a Notary Public in and for the State of New York, personally appeared DANIEL MCPHEE, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.



                                                              Notary Public



STATE OF NEW YORK          )
                           : ss.:
COUNTY OF                  )

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     On the ___ day of June in the year 2004, before me personally came
______________ to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _______________; that he/she/they is(are) the ______________ of DATAWORLD SOLUTIONS, INC., the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.



                                                              Notary Public
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                                   EXHIBIT "A"

                                Escrow Agreement



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